Exhibit (p)(6)
ATLANTIC INVESTMENT MANAGEMENT, INC.
CODE OF ETHICS

[ATLANTIC INVESTMENT MANAGEMENT GRAPHIC]

I. INTRODUCTION

PURSUANT TO RULE 204A-1 OF THE INVESTMENT ADVISERS ACT OF 1940 AND RULE 17j-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

This Code of Ethics (the “Code”) shall apply to the investment operations of Atlantic Investment Management, Inc. (“Atlantic”).  This Code applies to all Covered Persons of Atlantic and their activities in all contexts, whether related or unrelated to their duties for Atlantic.  The Code is predicated on the principle that Atlantic has responsibilities to its clients.  Accordingly, employees must avoid activities, interests and relationships that are not in the best interest of clients.  This Code operates in conjunction with other Atlantic policies and procedures.  The Code will be reviewed on a regular basis and updated when necessary or appropriate.

Every employee, director or officer of Atlantic who has access to nonpublic information regarding any client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund (each, a "Covered Person") must read, acknowledge receipt and understanding of, and retain a copy of, this Code.  Any questions regarding this Code should be directed to Bruce Berger, Atlantic’s CCO.

Atlantic takes very seriously all actual or possible violations of this Code or any applicable laws and regulations.  All Covered Persons are urged and required to report immediately any material violations of this Code or applicable laws and regulations to the CCO, the President, another member of senior management, or Atlantic's outside legal counsel.  If you are concerned or not sure about a possible violation, please speak to an appropriate member of senior management. The identity of the person reporting the violation will be strictly protected.  Any report that you make will be kept confidential to the maximum extent possible, and you will be protected from retribution.

All reports of personal securities holdings and trading as described below should be sent to the CCO.  The CCO may satisfy any obligations in the Code that may apply, in his or her capacity as a Covered Person, by having any required reports sent to, or by seeking any required consents or approvals from, Alexander Roepers, the President.

If the CCO is unavailable for any reason, then the President shall carry out all of the functions and responsibilities of the CCO during his absence.

II. FIDUCIARY DUTY: STANDARD OF BUSINESS CONDUCT

Atlantic and all of its Covered Persons have a fiduciary duty to place the interests of investment advisory clients ahead of the interests of Atlantic and their own interests.  All Covered Persons should act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, investors, prospective investors and other Covered Persons.  This ethical standard requires strict compliance with the applicable laws and regulations of any government, governmental agency or regulatory organization which has jurisdiction over the activities of Atlantic and its Covered Persons, including all federal securities laws.

All Covered Persons are prohibited from engaging in or recommending any securities transaction which places their own interests above that of Atlantic’s clients.  In order to avoid conflicts of interest or abuse of one’s position, all Covered Persons shall ensure that all personal securities transactions are conducted consistent with this Code and any other separate procedures in force with respect to Atlantic for the protection of clients.

All Covered Persons must at all times:

•
Place the interests of clients first:  Covered Persons must avoid serving their own personal interests ahead of the interests of Atlantic's clients.  Covered Persons may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client.  The interests of client accounts will at all times be placed first.  Investment opportunities must be offered to clients first before Atlantic or any Covered Person may act on them.  All personal securities transactions will be conducted in such a manner as to avoid any conflict of interest or any abuse of an individual's position of trust and responsibility.

•
Avoid taking inappropriate advantage of their position:  The receipt of investment opportunities, perquisites or gifts from persons seeking business with Atlantic or its clients could call into question the exercise of the judgment of a Covered Person.  Atlantic personnel should not take inappropriate advantage of their positions.

•	Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements.

III. PERSONAL SECURITIES TRADING

Except as otherwise detailed below, all Covered Persons are prohibited from engaging in personal securities transactions in any securities other than corporate debt instruments, special-purpose acquisition companies (“SPACs”), mutual funds, exchange listed funds (“ETFs”), U.S. government securities, money market instruments and index options, publicly traded Master Limited Partnerships (“MLPs”), futures, REITs and Atlantic funds.  Atlantic funds may only be purchased by Covered Persons who are also Knowledgeable Employees as defined under Rule 3c-5 under the Investment Company Act.  All Covered Persons may not participate in initial public offerings.

Atlantic has adopted these policies and procedures to prevent front-running, scalping, and the misuse of inside information by Atlantic and its Covered Persons.  Our policies are intended to ensure full conformity with the laws, rules and regulations of all governmental bodies and self-regulatory organizations that monitor our business activities and the highest ethical standards.

Policy and Procedures

Existing Security Holdings:  If, at the time of initial employment by Atlantic, or as of the date of receipt and acknowledgement of this Code, a Covered Person owns or otherwise controls any securities, the Covered Person is permitted to maintain such positions on an indefinite basis.  However, it is strictly prohibited to add to such positions.  Moreover, if a Covered Person should ever wish to liquidate such positions (“liquidating transactions”), the Covered Person must obtain pre-clearance from Compliance Personnel prior to making any trades.

Duplicate Statements and Trade Confirmations:  It is the responsibility of each Covered Person to arrange for his or her broker-dealer to send duplicate confirmations of all trades and monthly, if available, or else quarterly brokerage statements, depending on account activity, to the CCO.  The Covered Person is responsible for notifying Compliance of all places in which he or she maintains a brokerage account, along with any other brokerage accounts for which a Covered Person has investment discretion or receives benefits from the account.

Pre-clearance Authorization:  All Covered Persons must obtain pre-clearance authorization of each liquidating transaction with a value greater than $1,000 from the CCO.  Pre-clearance is not required for transactions in corporate debt instruments, SPACs, mutual funds, ETFs, U.S. government securities, money market instruments, index options, MLPs, futures and REITs.

Compliance will review and approve all liquidating transactions prior to their execution.  All Covered Persons are prohibited from pre-clearing their own transactions.  The following procedures should be considered in regards to pre-clearance of liquidating transactions:

•
Time of Clearance:  All authorized personal securities transactions must take place on the same day or next business day that advance clearance is obtained.  If the transaction is not completed in the time frame set forth above, a new clearance must be obtained, including one for any uncompleted portion.  Post-approval is not permitted.

•
Form:  Pre-clearance must be obtained by completing and signing the Covered Person Trade Pre-Approval Form and obtaining the signature of the CCO.  A sample copy of the Covered Person Trade Pre-Approval Form is attached as Annex A.

The CCO, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal securities transaction without being required to specify any reason for the refusal.

Accounts Covered for Pre-Clearance

Covered Persons must obtain advance clearance for any liquidating transaction in a security if they have any direct or indirect beneficial ownership in the security.

The term “beneficial ownership” is defined by rules of the SEC.  Generally, Covered Persons are deemed to have beneficial ownership of securities that are in some way held in their name.  Examples include the following:

•	A joint account with a spouse or minor child;
•	A relative (including in-laws, step-children, or step-parents) sharing the same house; and
•	An account in which a Covered Person obtains benefits substantially equivalent to ownership of the securities.

Exemption from Pre-Clearance Requirement

Clearance is not required for any account over which a Covered Person does not have any influence or control.  However, Covered Persons must report the existence of such an account to Compliance and arrange for duplicate brokerage statements to be sent to the CCO.  Compliance has the authority to request further information and documentation from any Covered Person regarding any account over which they claim to have no influence or control.

Special Permission Required for Limited Offerings

Securities issued in private placements (including sales) and limited offerings of any kind (including private placements of corporate securities, hedge funds, private equity funds, and other limited partnership or similar investments) may only be acquired with prior written approval from the CCO.  A request for approval of an investment in a limited offering should generally be submitted at least one week in advance of the proposed date of investment.

Disclosure of Limited Offerings in Subsequent Investment Decisions

Any Covered Person who has a personal position in an issuer through a limited offering must affirmatively disclose that interest if such Covered Person is involved in consideration of any subsequent investment decision regarding any security of that issuer.  In such event, the final investment decision shall be independently reviewed by the CCO.  Written records of any such circumstance shall be maintained and sent to the CCO.

Reporting Requirements

Holdings Reports:  After a Covered Person joins Atlantic, he or she will be required to supply the CCO with a list of all his or her securities brokerage accounts and securities holdings ("Holding Reports") as detailed in Annex B and Annex C. The information in the reports must be current as of a date not more than 45 days prior to the individual becoming a Covered Person.

A Covered Person can satisfy the initial Holdings Report requirement by timely filing and dating a copy of a brokerage account statement listing all of his or her securities holdings, so long as that statement provides all the information described above.  See Duplicate Statements and Trade Confirmation above.

Covered Persons also must submit Holdings Reports containing the information above to the CCO on an annual basis.  Annual Holdings Reports can also be satisfied by brokerage account statements.

The CCO or his designee will review the holdings reports or brokerage account statement of each Covered Person.  No Covered Person will be permitted to monitor his or her own holdings reports or brokerage account statement for purposes of compliance with the Code.  The CCO’s reports must be monitored by another officer of the Atlantic.

Transaction Reports: In addition to the clearance requirement described above, Covered Persons are also required to report their securities transactions, including transactions in Reportable Funds, to the CCO on a quarterly basis. The report shall be made on the Quarterly Personal Securities Transaction Report in the form of Annex D.

Each Covered Person shall report all securities transactions during a calendar quarter to the CCO or his or her designee no later than 30 days after the end of the quarter.

In lieu of furnishing Quarterly Personal Securities Transactions Reports as required above, a Covered Person may authorize the CCO to receive duplicates statements and trade confirmations (provided not less frequently than quarterly) as detailed above.

Exceptions to Reporting Requirements:  Personal trading reports need not be maintained in the following circumstances:

•	Neither Holdings Reports nor Transaction Reports are required as to securities held in accounts over which the Covered Person has no direct or indirect influence or control.

•
As noted above, the Quarterly Personal Securities Transaction Report need not be filed to the extent that the required information is contained in trade confirms or account statements that are automatically supplied to Atlantic.

Restrictions on Disclosures

Covered Persons may not disclose any non-public information (whether or not it is material) relating to Atlantic or securities transactions on behalf of clients to any person outside Atlantic (unless such disclosure has been authorized by Atlantic).  Covered Persons may not communicate material, non-public information to anyone, including persons within Atlantic, except as permitted by this Code.  All such information must be secured.  For example, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if at all appropriate, should be conducted in private.

Review

Compliance shall periodically review all Covered Persons' Holdings Reports, Transaction Reports, brokerage statements and Trade Pre-Approval forms and take reasonable steps to monitor compliance with, and enforce, this Code.  Such review will include not only an assessment of whether the Covered Person has adequately complied with his or her reporting obligations, but will also include  comparisons of such brokerage statements.

IV. POLITICAL CONTRIBUTIONS (“Pay to Play”)

Rule 206(4)-5 under the Advisers Act restricts practices commonly known as “pay to play,” where an investment adviser or its Covered Persons directly or indirectly make contributions or other payments to public officials or candidates for public office with the intent of obtaining investment advisory business.  In order to prevent violations, Atlantic has adopted a policy prohibiting Covered Persons engaged in marketing Atlantic’s funds or services from contributing more than $350 to a candidate in an election for whom they can vote or $150 to a candidate for whom they cannot vote, as set out below.

Specifically, no Covered Associate (as defined below) shall:

•	Make any contribution to any Government Official; or

•
Coordinate, or solicit any third party to make, any Contribution to a Government Official unless such third party is a regulated municipal adviser, investment adviser, or broker-dealer registered with the SEC, and in the case of a broker-dealer, is subject to the rule of a self-regulatory organization.

Definitions

“Contribution” includes any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election to an elective office.  A Contribution includes, without limitation, payment of campaign debts and payment of transition or inaugural expenses.

“Covered Associate” includes Alexander Roepers, the CCO, and any other Covered Person who actively solicits or offers Atlantic’s funds to any Government Entity.

“Government Official” means any candidate for elective office or incumbent holding elective office if the office holder (i) is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the hiring of, an investment adviser by a Government Entity.

“Government Entity” means any U.S. state or political subdivision of a U.S. state, including its agencies, authorities, instrumentalities, plans, programs and pools of assets.  For the avoidance of doubt, Government Entities include all pension plans and collective government funds, including participant-directed plans such as 403(b), 457 and 529 plans.

Policies and Procedures

If a Covered Associate would like to make a Contribution, or to coordinate or solicit any third party to make any Contribution to, or for the benefit of or at the request of, any Government Official, the Covered Associate must get approval from the CCO that includes:

•	The amount of the proposed Contribution;

•	The Government Official to whom Contribution is being made;

•	The elective or appointed office or other government position that such Government Official occupies at the time of the proposed Contribution;

•	The elective or appointed office or other government position sought by such Government Official at the time of the proposed Contribution;

•	The person who requested that the Covered Associate make the proposed Contribution;

•	The form of the proposed Contribution; and

•	A brief description of the reason for the Contribution and any other relevant facts or circumstances.

Covered Associates are not required to submit a written request to the CCO before making Contributions of $350 or less per election to a candidate for whom they can vote and $150 or less per election to a candidate for whom they cannot vote.

Covered Associates are prohibited from doing anything indirectly that, if done directly, would result in a violation of Rule 206(4)-5.  For example, a spouse cannot make a Contribution that the Covered Associate could not make for himself or herself.

Two Year “Time Out”

If a Covered Associate makes a Contribution to a Government Official, then Atlantic may not receive compensation in connection with providing advisory services to the applicable Government Entity for two years after the date of such Contribution.  If the Government Entity is an existing Investor in a Fund, then Atlantic must waive or rebate any fees or carried interest otherwise payable by the Government Entity to Atlantic (or waive fees or carried interest payable by the Fund in which such Government Entity is an Investor by the amount attributable to such Government Entity) for two years or, alternatively, redeem the Government Entity’s interest in the Fund or permit the Government Entity to withdraw from the Fund.

The two-year “time out” resulting from a Covered Associate making a Contribution will continue to apply even if the Covered Associate is no longer employed by Atlantic.  Furthermore, prior Contributions follow an individual if he or she subsequently becomes a Covered Associate of Atlantic (including a non-Covered Associate who is promoted to a Covered Associate position).  When hiring Covered Associates or promoting employees to Covered Associate positions, Atlantic shall require disclosure of such Covered Associates’ prior campaign contributions.

Atlantic may also avoid a “time out” if (i) the Contribution is discovered within four months and returned within 60 days after discovery, and (ii) the Contribution did not exceed $350.  This “self help” option is limited to no more than two Contributions per calendar year and to no more than one returned Contribution per Covered Associate, regardless of the time period.

Recordkeeping

At all times that Atlantic is providing advisory services to Government Entities, it is required, pursuant to Rule 206(4)-5, to keep records of:

•	All direct and indirect Contributions made by Atlantic or any Covered Associates to any Government Officials and payments to state and local political parties and PACs;

•	A list of names, titles, and business and residential addresses of all Covered Associates;

•	A lit of the Government Entities to which it provides or has provided advisory services during the past five years.

Other Regulations

Various states, local governments and individual public pension plans have passed legislation, issued regulations or promulgated policies prohibiting or restricting the use of finders or solicitors to solicit public pension plans and/or requiring extensive disclosure with respect to campaign contributions.  Rule 206(4)-5 does not preempt any regulation at the state, local or plan-specific level, and Atlantic will adhere to the most restrictive approach in order to comply with all finder/solicitor and political contribution regulations.  These requirements may change over time.  As a result, Atlantic will monitor state, local and plan-specific regulations and policies that will need to be followed.

V. CONFLICTS OF INTEREST

A conflict of interest occurs when a Covered Person's own interest interferes in any way or appears to interfere with the interests of Atlantic or any client of Atlantic.  A conflict of interest may arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.  Conflicts of interest may also arise when a Covered Person receives improper personal benefits as a result of his or her position at Atlantic.

Business decisions and actions must be based on the best interests of Atlantic and its clients.  Covered Persons may not have outside interests that conflict or appear to conflict with the best interests of Atlantic or its clients.  Covered Persons are expected to act solely for the benefit of Atlantic and its clients and must not be influenced by a personal interest that may result from other individual or business concerns.  Conflicts of interest are to be avoided and, if unavoidable, disclosed to the CCO as soon as possible.  Any Covered Person who has any uncertainty regarding whether or not any action or relationship presents a conflicts of interest should contact Compliance for guidance.

It is a violation of duty and loyalty to Atlantic, without the prior written consent of the CCO, to:

•	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from Atlantic as a Covered Person;

•
accept, directly or indirectly, from any person, firm, corporation or association, other than Atlantic, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Atlantic or a client account;

•
own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

Gifts

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest.  Atlantic has adopted the policies set forth below to guide Covered Persons in this area.

Generally, Covered Persons should not accept or provide any gifts or favors that might influence decisions regarding business transactions involving Atlantic.  Although modest gifts and favors may be accepted or given on an occasional basis, which would not be regarded by others as improper, to a reasonable observer, it might appear that the gift could influence business decisions.  Where there is a law or regulation that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.

All Covered Persons may not accept, directly or indirectly, anything of value, including gifts and gratuities, in excess of $300 per gift from any person or entity that does business with Atlantic, without the prior written approval of the CCO or President.  This restriction does not apply to bona fide dining or entertainment if, during such dining or entertainment, a person or representative of the entity that does business with Atlantic is present.

Outside Activities

All Covered Persons are required to obtain advance written approval before engaging in any of the following activities:

•
Active participation in any business (paid or unpaid) whether alone or as an employee, owner, shareholder, partner, member, joint venture, officer, director, consultant, independent contractor, agent, employee, or otherwise;

•	Teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances; or

•	Service as an officer, director, trustee, or consultant in any private business, public charitable organization, or non-profit organization.

Each employee must identify the name of the organization, the number of hours involved, compensation, and any other information deemed relevant by Atlantic.

Failure to disclose or any intentional misrepresentation with respect to any outside employment or other activity may result in disciplinary action, up to and including termination.  All Covered Persons are prohibited from engaging in work activities for another employer.

Covered Persons may not serve on the board of any company without the prior approval of the CCO.  If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by Atlantic concerning the company in question.

VI. ADMINISTRATION OF CODE

Reporting Violations

All violations of this Code must be reported promptly to the CCO.  Violations may be reported to the CCO on an anonymous basis.  When violations are not reported on an anonymous basis, Atlantic shall take reasonable steps to ensure that the identity of persons who report the violation will be strictly protected.  Atlantic encourages and expects the full cooperation of all Covered Persons in enforcing this Code.  Atlantic will not tolerate retaliation against any person who makes a good faith report of any violation of this Code.

Dissemination of this Code

Each Covered Person will be provided with a copy of this Code.  Covered Persons shall be required to sign an acknowledgement, promptly upon becoming employed or otherwise associated with Atlantic, which evidences his or her receipt of this Code.  Annually, all Covered Persons will be required to certify their receipt and compliance with this Code and having reviewed and understood its subject matter.

Enforcement and Sanctions

If the President or the CCO determines that a Covered Person has committed a violation of this Code, Atlantic may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral.  Atlantic also may require the offending Covered Person to reverse the trades in question, and forfeit any profit or absorb any loss.  Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

Recordkeeping

The CCO shall maintain in Atlantic's files (i) a current copy of this Code, (ii) a record of all Covered Persons, (iii) records of violations of this Code and actions taken as a result of the violations, (v) copies of all Covered Persons' written acknowledgements of receipt of this Code, (vi) Covered Persons’ holdings, monthly and/or quarterly brokerage statements, trade confirmations and Trade Pre-Approval forms, (vii) records of decisions approving Covered Persons’ acquisition of securities and limited offerings, and (viii) any other record as may be required under the Code.  Such records will be maintained for 5 years, in an easily accessible place, and for the first 2 years in an appropriate office of Atlantic.

In addition, written acknowledgements by Covered Persons of receipt of this Code shall be kept for 5 years from the date the individual ceases to be a Covered Person.

Disclosure of Code to Clients

Covered Persons must inform clients of the existence of this Code, and, upon request by the client, furnish a copy of this Code to the client.

Undue Influence

Covered Persons shall not cause or attempt to cause any client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Covered Person.  If a Covered Person stands to materially benefit from an investment decision for a client, the Covered Person must disclose to the President or CCO the nature of the beneficial interest that the Covered Person has in that security and where the decision could create a material benefit to the Covered Person.  The President and CCO will determine whether or not the Covered Person will be restricted in making investment decisions with respect to the subject security.

VII. GLOSSARY

For purposes of this Code, the following words, in addition to those previously defined, shall have the meanings ascribed to them below:

"Chief Compliance Officer" or "CCO" means the chief compliance officer of Atlantic as appointed by Atlantic from time to time.

"Client" means any person or entity for which Atlantic serves as investment adviser, renders investment advice or makes investment decisions.

"Covered Person" means every employee, director or officer who has access to nonpublic information regarding any Client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund.

"Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V to the Gramm-Leach-Bliley Act, any rules adopted by the Securities Exchange Commission under any of the foregoing statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Securities Exchange Commission or the Department of Treasury.

"Knowledgeable Employee" means any natural person who is a Covered Person of Atlantic who in connection with his or her regular functions or duties (other than a Covered Person performing solely clerical, secretarial or administrative functions with regard to Atlantic or its investments), participates in the investment activities of Atlantic, provided that such Covered Person has been performing such functions and duties for or on behalf of Atlantic for at least 12 months.

"Limited Offering" means any private placement or other limited offering of securities, including an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to §§230.504, 230.505, or 230.506 of the Securities Act of 1933.

"Reportable Fund" includes any registered investment company (e.g., a mutual fund) for which Atlantic serves as the investment adviser or sub-adviser.

"Security" includes any stock, warrant, option, bond (including municipal bonds), debenture or derivative instrument.  In addition, any trades in commodities or futures are also treated as securities for purposes of this Code.

VIII. ANNEX A

COVERED PERSON TRADE PRE-CLEARANCE REQUEST

Pre-approval from the CCO is required for certain transactions set forth in the Code of Ethics.  The CCO will check any applicable restrictions prior to granting approval.  Please complete this form and return to the CCO.

Date: ______________

Covered Person Name: ____________________________________

Account Holder(s): __________________________________

Relationship to Covered Person: ____________________________

Type of Security: ____________________________________

Issuer: ____________________________________________

Sector: ____________________________________________

Sell:   Quantity: _____________ Current Price: ____________

Sell:   Quantity: _____________ Current Price: ____________

I REPRESENT THAT:

1.	I am not in possession of inside information concerning or affecting the issuer(s);
2.	I am not aware of a pending research report involving or relating to the issuer(s);
3.	I am not aware of a pending Atlantic investor or proprietary trade involving these securities;
4.	I am not engaging in personal trading that conflicts with duties owed to Atlantic or its clients or investors; and
These trades conform to the Code of Ethics

COVERED PERSON SIGNATURE:

_____________________________________

COMPLIANCE OFFICER ACKNOWLEDGEMENT: __________________

DATE: _________________

IX. ANNEX B

SECURITIES BROKERAGE ACCOUNTS

Covered Person__________________________________________________________
(PRINT NAME)

Information submitted
current as of:                                            __________________________, 20____

In accordance with Atlantic’s Code of Ethics, I hereby certify that the following is a true and complete list of all securities brokerage accounts maintained with any broker, dealer or bank at which any securities are maintained in which I have direct or indirect beneficial ownership, and that the following fully discloses all of such accounts:

Broker-Dealer/Custodian	Account Title/Owner	Is Account Managed by a Third-Party?	Account Number
Y □ N □
Y □ N □
Y □ N □
Y □ N □
Y □ N □
Y □ N □

Signature                                                                                                Date

X. ANNEX C

SECURITIES HOLDINGS REPORT

Employee:   ______________________________________________________________
(PRINT NAME)

Information submitted
current as of:                                            __________________________, 20____

In accordance with Atlantic’s Code of Ethics, I hereby certify that the following is a true and complete list of all securities in which I have direct or indirect beneficial ownership, whether held by broker-dealers, banks or other custodians, at your home, in safe deposit boxes, by an issuer or otherwise.

Title of Security (i.e. ticker/CUSIP)	Type	Amount (i.e. # of shares/principal amount)	Account Held (use “Personal” if not in an account)

To the extent securities are held in any account with a broker-dealer, bank or other custodian, you may satisfy this report by referencing and providing your most recent statement for each such account, otherwise you must list the securities above.

Nothing in this report should be construed as an admission that I have any direct or indirect beneficial ownership in any security to which the report relates.

Signature                                                                                                Date

XI. ANNEX D

QUARTERLY TRANSACTION REPORT

Covered Person:_____________________________

For Quarter Ended:__________________________

Security Name	Type (E/FI)	Ticker or CUSIP	# of Shares/ Principal Amt	Buy/ Sell	Interest rate/ maturity	Price	Date	Broker, Dealer or Bank

I certify that I have reported on this Quarterly Transaction Report all transactions in securities in which I had direct or indirect beneficial ownership during the period covered by this Quarterly Transaction Report as set forth above.

Signature                                                                                                Date